As filed with the Securities and Exchange Commission on April 16, 1997.
                                                   Registration No. 33-73626



                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                     Post-Effective Amendment No. 1 to
                                FORM S-3
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         Stewart Enterprises, Inc.
        (Exact name of registrant as specified in its charter)

   Louisiana          110 Veterans Memorial Boulevard          72-0693290
(State or other          Metairie, Louisiana 70005         (I.R.S. Employer
jurisdiction of              (504) 837-5880              Identification Number)
incorporation or      (Address, including zip code,and
                   telephone number,including area code,
                 of registrant's principal executive offices)



  Joseph P. Henican, III                                Copy to:
Chief Executive Officer and                        Dionne M. Rousseau
 Vice Chairman of the Board               Jones, Walker, Waechter, Poitevent,
 Stewart Enterprises, Inc.                      Carrere & Denegre, L.L.P.
     P. O. Box 19925                                    51st Floor
New Orleans, Louisiana  70179                     201 St. Charles Avenue
      (504) 837-5880                       New Orleans, Louisiana 70170-5100
(Name, address, including zip code,
and telephone number,including area
  code, of agent for service)


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                                Not Applicable


If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


The registrant hereby requests that this Post-Effective Amendment No. 1 become effective as soon as practicable pursuant to Section 8(c) of the Securities Act of 1933.


                         STEWART ENTERPRISES, INC.

                        Explanation of Deregistration


On December 30, 1993, Stewart Enterprises, Inc. ("Stewart"), a Louisiana corporation, pursuant to the Registration Agreement discussed below, filed
Registration Statement No. 33-73626 on Form S-3 (the "Registration Statement"), to register 127,770 shares of its Class A Common Stock, no par value per share (the "Class A Common Shares"). The Class A Common Shares were owned by the selling shareholders listed on Page 4 of the prospectus included in the Registration Statement (the "Selling Shareholders"). A supplement to the prospectus, dated May 17, 1995, was filed with the Securities Exchange Commission pursuant to Rule 424(b)(3) on May 19, 1995.

Since the effective date of the Registration Statement, Stewart has effected a three-for-two stock split in the form of a 50% stock dividend on June 21, 1996. Therefore, the number of Class A Common Shares to which the Registration Statement relates was increased from 127,770 to 191,655 shares.

On October 21, 1993, Stewart and the Selling Shareholders  entered  into two agreements (collectively, the "Registration Agreement") whereby Stewart agreed to maintain the effectiveness of the Registration Statement until October 21, 1996. In addition, in its Registration Statement, Stewart undertook to remove from registration by means of a post-effective amendment any of the Class A Common Shares which remained unsold at the termination of the offering.

Since the effective date of the Registration Statement, the Selling Shareholders have sold some but not all of the Class A Common Shares. Therefore, in accordance with the Registration Agreement and the undertaking in the Registration Statement, Stewart hereby deregisters 67,888 of its Class A Common Shares owned by the Selling Shareholders, which remain unsold at the termination of the offering.


                               SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Orleans, State of Louisiana, on April 14, 1997.

                                              Stewart Enterprises, Inc.

                                              By:   /s/ FRANK B. STEWART, JR.
                                                 ----------------------------
                                                      Frank B. Stewart, Jr.
                                                      Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                         Date


/s/ FRANK B. STEWART, JR.    Chairman of the Board           April 14, 1997
-------------------------
Frank B. Stewart, Jr.


           *                 Chief Executive Officer and     April 14, 1997
------------------------     Vice Chairman of the Board
Joseph P. Henican, III       (Principal Executive Officer)


------------------------     President, Chief Operating      April   , 1997
   William E. Rowe           Officer and a Director


           *                 Chief Financial Officer,        April 14, 1997
-------------------------    President-Corporate Division,
   Ronald H. Patron          Executive Vice President and
                             a Director (Principal Financial
                             Officer)

           *                 Senior Vice President-Finance,  April 14, 1997
------------------------     Secreaytry Tresurer (Principal
   Kenneth C. Budde          Accounting Officer)

           *                           Director              April 14, 1997
------------------------
   Darwin C. Fenner


           *                           Director              April 14, 1997
------------------------
   Michael O. Read


                                       Director              April   , 1997
------------------------
   James W. McFarland


                                       Director              April   , 1997
------------------------
   John P. Laborde


*By:   /s/ FRANK B. STEWART, JR.
    ------------------------------
       Frank B. Stewart, Jr.
       Agent and Attorney-in-Fact